AGREEMENT

         For and in consideration of mutual benefits, detriments and promises and the consideration hereinafter specified, the adequacy of which is hereby acknowledged, the parties hereto, Mind2Market, Inc., a Colorado corporation, and Radarfind, Inc., a Colorado corporation, hereby agree as follows:

1. Radarfind, Inc. assigns and conveys herewith exclusive worldwide manufacturing and sales and marketing rights to the radar locator device and its derivatives described in patents No. 4,800,835, 4,919,365, and 5,065,163 to Mind2Market, Inc., subject to the royalties described in paragraphs 3 and 4 below.
2. For payment of the patents referenced in paragraph 1 above, Mind2Market, Inc. shall issue 250,000 common shares to Radarfind, Inc. or its trustee for the benefit of its shareholders, except Charles R. Powell and Arthur Mears. Such shares are intended to be distributed to the Radarfind shareholders except Powell and Mears when and if registration requirements under the Securities Act of 1933 or Securities Exchange Act of 1934 are met.
3. Arthur Mears, in consideration of a complete assignment of any and all patent or intellectual property rights in and to the derivatives, thereof, shall receive from Mind2Market, Inc. a $0.25 per unit royalty for the duration of the patent. Such royalties shall be paid by Mind2Market, Inc. based upon sales, when paid, and accounted for quarterly.
4. Mind2Market, Inc. shall pay Radarfind, Inc. a total of $150,000 in the form of a $1.00 per unit royalty which funds shall be used to pay the currently outstanding debts of Radarfind, Inc. The royalties shall be paid quarterly on sales for which collection is made. When $150,000 has been paid, the royalty shall expire.
5. Upon receipt of the $150,000 in total royalties set forth in paragraph 4 above, all cash after payment of debts and the Mind2Market, Inc. stock will be distributed to Radarfind, Inc. shareholders, in exchange for their Radarfind, Inc. shares, or a trustee therefore, if necessary to comply with Securities laws.
6. In the event of bankruptcy liquidation of Mind2Market, Inc. or the cessation of corporate operations, or the failure of Mind2Market, Inc. to aggressively pursue manufacturing or marketing of Radarfind products within 12 months of the signing of this agreement by funding or financing $50,000 in expenditures, Radarfind, Inc. shall have the continuing option to repurchase the exclusive manufacturing and marketing rights and the patents listed in paragraph 1 above for the sum of $1,000 plus return of all stock in Mind2Market, Inc.
7.       The effective date of this agreement is May 15, 1997.


Mind2Market, Inc.                               Radarfind, Inc.


by:  ----------------------------               by: ----------------------------
     President                                      President



Resolved and Approved by Radarfind, Inc.
Directors:


---------------------------------               --------------------------------
Charles R. Powell                               Arthur Mears